Exhibit 23.1

CONSENT TO INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

As successor to the registered public accounting firm of Aidman, Piser & Company, P.A., we consent to the reference to Aidman, Piser & Company, P.A. under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of BioDelivery Sciences International, Inc. dated January 21, 2009 and to the incorporation by reference therein of our report of Aidman, Piser & Company, P.A. dated March 7, 2008, with respect to the consolidated financial statements of BioDelivery Sciences International, Inc. and subsidiaries included in its Form10-K filed March 7, 2008 with the Securities and Exchange Commission.

/s/ CHERRY, BEKAERT & HOLLAND, L.L.P.

Tampa, Florida January 21, 2009